Rule 424(b)(2)
Registration No. 333-157642

Pricing Supplement dated July 19, 2011
(To Prospectus dated March 2, 2009
and Prospectus Supplement dated March 10, 2009)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the
Prospectus Supplement shall have the meanings assigned to them in the
Prospectus Supplement.

CUSIP: 89233P5C6
Principal Amount (in Specified Currency): $56,000,000.  TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%
Initial Trade Date: July 15, 2011
Original Issue Date: July 25, 2011
Stated Maturity Date: July 25, 2013

Initial Interest Rate: Three month LIBOR determined on July 21, 2011 plus 0.23%, accruing from July 25, 2011
Interest Payment Dates: The 25th of each January, April, July and October, commencing on October 25, 2011, and on the Stated Maturity Date

Net Proceeds to Issuer: $55,988,000
Agents:  Morgan Stanley & Co, LLC (as successor-in-interest to Morgan Stanley Co. Incorporated) (“Morgan Stanley”)
        Toyota Financial Services Securities USA Corporation (“TFSS USA”)
Morgan Stanley’s Discount or Commission: 0.00%
Morgan Stanley’s Capacity:
[  ] Agent
[X] Principal
TFSS USA’s Discount or Commission: 0.20%
TFSS USA’s Capacity:
[X] Agent
[  ] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[  ] Inverse Floating Rate Note:
Fixed Interest Rate:
[  ] Floating Rate/Fixed Rate Note:
Fixed Interest Rate:
Fixed Rate Commencement Date:
[  ] Other Floating Rate Note
(See attached Addendum)

Interest Rate Basis:
[  ] CD Rate
[  ] CMS Rate
[  ] CMT Rate
[  ] Commercial Paper Rate
[  ] Eleventh District Cost of Funds Rate
[  ] Federal Funds Rate
[  ] Federal Funds Open Rate
[X] LIBOR
[  ] Prime Rate
[  ] Treasury Rate
[  ] Other (see attached Addendum)

If CMS:
Designated CMS Maturity Index:

If CMT:
Designated CMT Maturity Index:

Designated CMT Reuters Page:
[  ] T7051
[  ] T7052

If LIBOR:
Designated LIBOR Page:  Reuters
Index Currency:  U.S. dollars

If CD Rate or LIBOR
Index Maturity:  3 month

Spread (+/-):  +0.23%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date: October 25, 2011
Interest Rate Reset Period: Quarterly
Interest Reset Dates: Each Interest Payment Date
Interest Rate Reset Cutoff Date: N/A
Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
[  ] 30/360
[X] Actual/360
[  ] Actual/Actual

Business Day Convention
[  ] Following
[X] Modified Following, adjusted

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
Initial Interest Accrual Date:

ADDITIONAL TERMS OF THE NOTES

Settlement Date

We expect that delivery of the Notes will be made against payment therefor on the Original Issue Date, which will be the sixth Business Day following the Initial Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Initial Trade Date or the next two succeeding Business Days will be required by virtue of the fact that the Notes initially will settle in six Business Days to specify alternative settlement arrangements to prevent a failed settlement and should consult their own investment advisor.

Plan of Distribution

Under the terms and subject to the conditions of the Fourth Amended and Restated Distribution Agreement (the “Distribution Agreement”) dated March 10, 2009, between Toyota Motor Credit Corporation (“TMCC”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley and TFSS USA, Morgan Stanley, acting as principal, has agreed to purchase and TMCC has agreed to sell to Morgan Stanley $50,000,000 principal amount of the Notes (the “Morgan Stanley Notes”) at 100.00% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.00% of such principal amount.  Under the terms and subject to the conditions set forth in the Distribution Agreement, Morgan Stanley is committed to take and pay for all of the Morgan Stanley Notes offered hereby, if any are taken.

Under the terms and subject to the conditions set forth in the Distribution Agreement, TMCC is hereby offering $6,000,000 in principal amount of the Notes through TFSS USA, acting as agent (the “TFSS USA Notes”) at 99.80% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.20% of such principal amount. TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes.